Exhibit 99.1

PRESS RELEASE

Liberty Global Schedules Investor Call For Fiscal Year 2012 Results

Englewood, Colorado - February 11, 2013:

Liberty Global, Inc. (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced plans to release its fiscal year 2012 results on Wednesday, February 13, 2013 after market close. You are invited to participate in Liberty Global's Investor Call, which will begin at 9:00 a.m. (Eastern Time), on Thursday, February 14, 2013. At that time, management will discuss the Company's results and business and expects to comment on the Company's outlook and provide other forward-looking information. Please call at least 15 minutes prior to the start of the teleconference.

888.850.2545    Domestic
719.325.2333    International

In addition to the teleconference, a live, listen-only webcast will be available within the Investor Relations section of www.lgi.com. It is anticipated that the webcast will be archived in the Investor Relations section of our website for at least 75 days.

About Liberty Global
Liberty Global is the leading international cable company, with operations in 13 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading television, broadband internet and telephony services are provided through next-generation networks and innovative technology platforms that connect 20 million customers who subscribe to 35 million services as of December 31, 2012.

Liberty Global's consumer brands include UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Chellomedia, our content division, UPC Business, a commercial services division, and Liberty Global Ventures, our investment fund. For more information, please visit www.lgi.com or contact:

Investor Relations                     Corporate Communications

Christopher Noyes     +1 303 220 6693             Hanne Wolf         +1 303 220 6678
Oskar Nooij         +1 303 220 4218             Bert Holtkamp         +31 20 778 9800